Exhibit 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0070

NEWS RELEASE

Contact:	Jennifer Schmidt
Phone:	949.333.1721
Email:	jschmidt@steadfastcmg.com

Steadfast Income REIT acquires 190-unit apartment complex
in Tennessee for $21 million

IRVINE, Calif., May 16, 2014 – Steadfast Income REIT, Inc. announced today that it acquired Richland Falls,  a 190-unit apartment community in Murfreesboro, Tenn., for $21 million. This brings the REIT’s total portfolio to 66 communities in 11 Midwestern and Southern states.

"Steadfast Income REIT’s acquisition focus has been to focus on properties in flourishing markets,” said Ella Shaw Neyland, president of Steadfast Income REIT. "Murfreesboro and the Nashville area are high on national rankings for economic strength, attractiveness to business, population growth and job growth.”

Richland Falls is a newly constructed, Class A complex situated on approximately 18 acres. The first phase is comprised of 190 apartment homes in nine, multi-story buildings with spacious one-, two-, and three-bedroom configurations. The units average 1,026 square feet and average in-place rents are $892. An additional 86 apartment homes could be built as an additional phase on entitled land that was acquired as part of the purchase.

Residents began moving in to the apartment homes in the fourth quarter of 2013 and benefit from a wide variety of on-site amenities, including an outdoor swimming pool, fitness center, business center, billiards lounge, laundry center, and dog park.

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Richland Falls represents the REIT’s fourth Nashville-area property. The REIT also owns Indian Lake Village, Keystone Farms and Audubon Park.

Located 35 miles from Nashville, the Murfreesboro apartment market boasts the second highest occupancy level in the greater Nashville area. It is considered to be one of Nashville’s healthiest and most dynamic submarkets—supported by the strong manufacturing, transportation and logistics sectors, and health care industries. The business climate has helped make it a corporate headquarters location and home to major employers such as Nissan North America, National Healthcare Corporate, State Farm, Amazon.com, and Asurion, many of whom have completed recent expansions.

With the acquisition of Richland Falls, the REIT owns approximately 16,500 units in Alabama, Illinois, Indiana, Iowa, Kansas, Kentucky, Missouri, Oklahoma, Ohio, Tennessee and Texas.

About Steadfast Income REIT

Steadfast Income REIT has invested more than $1.58 billion in 66 apartment communities in 11 Midwestern and Southern states. Steadfast Income REIT is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of  Steadfast Income REIT, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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